Exhibit 99.11

AMENDMENT NO. 1

TO

SECOND ADDITIONAL LETTER AGREEMENT

THIS AMENDMENT NO. 1, effective as of April 14, 2016 (this “Amendment”), to the Second Additional Letter Agreement, dated January 21, 2016 (the “Agreement”), between Kenges Rakishev and Net Element, Inc., a Delaware corporation (the “Company”). Kenges Rakishev and the Company are collectively referred herein as the “Parties.” Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, pursuant to the Agreement, in consideration for Kenges Rakishev’s funding $910,000 to the Company in order to meet the Company’s working capital requirements, the Company agreed to issue to Kenges Rakishev, upon and subject to obtaining the Company’s shareholders approval for such issuance for purposes of the Nasdaq Listing Rules (the “Stockholders Approval”) within 120 days from the date of the Agreement (the “Original Deadline”) the Consideration Shares and the Options.

WHEREAS, if the Stockholders Approval is not obtain before the Original Deadline, it may be difficult for the Company to arrange financing from Kenges Rakishev and others in the future to the extent it becomes necessary again for the Company to secure urgent financing to meet the Company’s working capital requirements.

WHEREAS, in consideration of Kenges Rakishev’s continued support of the Company the Parties desire to amend the Agreement in order to extend the Original Deadline for the Stockholders Approval for additional 60 days.

WHEREAS, Section 4 of the Agreement permits the Agreement to be amended by the written agreement of the Parties.

NOW THEREFORE, in consideration of the mutual covenants contained herein, the Parties hereby agree that the Agreement shall be amended as follows:

1.	Amendment.

(a)    The reference to “120 days” in the second sentence of Section 1 is hereby amended and replaced with “180 days”.

(b)    Section 2 of the Agreement is hereby amended and restated in its entirety to be and read as follows:

“2	In the event that the Stockholders Approval is not obtained within 180 days from the date hereof, then at Kenges Rakishev’s election, either (i) the purchase price for the Consideration Shares and the Options shall be hereby automatically amended to be equal to the product of (x) the number of Consideration Shares calculated pursuant to paragraph (1)(i) above and (y) the sum of (A) $0.1951 and (B) $0.125, in which case Kenges Rakishev shall have paid to the Company the difference between the previously paid purchase price for the Consideration Shares and Options and the purchase price for the Consideration Shares and Options calculated as set forth in this clause (i) of this paragraph 2, (ii) the number of Consideration Shares and Options issuable to Kenges Rakishev shall be adjusted to be equal to, in each case, the quotient determined by dividing (I) $910,000 by (II) $0.3201, or (iii) the Options shall not be issued and Kenges Rakishev shall be issued the number of Consideration Shares calculated in accordance with paragraph (1)(i) above.”

2.     Limited Effect. Except as expressly amended and modified by this Amendment, the Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

3.     Governing Law. This Amendment and the rights and obligations of the parties hereto shall be construed in accordance with and governed by the laws of the State of Florida, without giving effect to the conflicts of law provisions thereof (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Florida.

4.     Counterparts. This Agreement may be executed in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by facsimile transmission shall be as effective as delivery of a manually executed original counterpart of this Agreement.

IN WITNESS WHEREOF, the parties to this Amendment have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first set forth above.

NET ELEMENT, INC.

By:	/s/ Oleg Firer
Name:	Oleg Firer
Title:	Chief Executive Officer

/s/ Kenges Rakishev
KENGES RAKISHEV

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